Exhibit 10.14
FIRSTSUN CAPITAL BANCORP LONG-TERM INCENTIVE PLAN
1.    Establishment of Plan. FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”) and its wholly-owned subsidiary, Sunflower Bank, N.A., a national banking association (the “Bank”) hereby establish this FirstSun Capital Bancorp Long-Term Incentive Plan (the “Plan”). The Plan is intended to qualify as a “top-hat” plan under ERISA that is unfunded and provides benefits only to a select group of management or highly compensated employees of FirstSun or the Bank. This Plan was established effective April 1, 2022.
2.    Purpose of Plan. The purpose of the Plan is to provide FirstSun and the Bank with a means of attracting and retaining highly-qualified key management employees and aligning the interests of those employees with the financial success of FirstSun and the Bank.
3.    Definitions. Capitalized terms shall have the meanings set forth in Appendix A. Additional defined terms are included within the Plan.
4.    Eligibility and Grant. Eligible FirstSun Employees and Eligible Bank Employees may be granted Awards under the Plan, from time to time, as determined by the Committee with input from the CEO. Each grant of Awards shall be evidenced by an Award Agreement. A Participant shall not receive any further Award once the Participant ceases to be an Employee; provided, however, such Participant shall continue to be entitled to his or her previously granted Awards until the occurrence of a forfeiture or settlement under Section 9 or 10.
5.    Award Agreement. Each grant of an Award to a Participant shall be evidenced by an Award Agreement (in paper or electronic form), which shall set forth the Threshold Value, Target Value and Stretch Value, as applicable; the vesting schedule, if any; and such other terms and conditions as determined by the Committee. The terms of an Award Agreement, including any Threshold Value, Target Value or Stretch Value, and any vesting schedule, may vary for each Participant.
6.    Vesting. Unless the applicable Award Agreement provides otherwise, the Participant shall become vested in his or her Award on the earliest of the following dates (each, the “Vesting Date”), provided the Participant continuously remains an Employee through such date:

(a)on the third (3rd) anniversary of the Grant Date, in which case the Participant’s Award shall fully vest.
(b)upon the happening of any of the following events prior to the third (3rd) anniversary of the Grant Date, in which case the Participant shall become vested, pro-rata, in his or her Award:
(i)Retirement,
(ii)death,
(iii)termination as an Employee due to Disability,
(iv)involuntary termination as an Employee without Cause,
(v)consummation of a Change in Control, provided that if the Participant’s Award is continued by FirstSun or the Bank or assumed by the purchaser on substantially similar terms as set forth in the Participant’s Award Agreement, this event shall only be triggered if the Participant involuntarily terminates as an Employee without Cause within twelve (12) months following such Change in Control.

Exhibit 10.14
Pro-rata vesting shall be based upon the number of whole one-year periods following the Grant Date and ending on the Vesting Date that the Participant continuously remained an Employee (e.g., in the case of a 3-year vesting schedule, if the Participant ceases being an Employee after more than one (1), but less than two (2) complete years, the Participant shall become 33.33% vested upon his or her termination). The Realized Value shall be determined as of the Vesting Date as described in Section 7 below.
On the date a Participant ceases being an Employee for any reason, any portion of the Participant’s Award that does not vest shall be immediately forfeited. In all events, the Employee must be in good standing, as determined by the CEO in his or her sole discretion, as of the applicable Vesting Date in order to vest.
7.    Award Value & Performance Measures.
7.1    Realized Value. The Realized Value of a Participant’s Award shall be determined by the Committee, with input from the CEO (except for Awards described in Section 11.2), as of the end of the Performance Period or, if earlier, the applicable Vesting Date based on the Committee’s determination, as of the end of the most recent calendar month or quarter or such other date as identified by the Committee, of the level of achievement of the applicable Performance Measures.
7.2    Designation of Value Levels, Performance Measures and Weightings. Prior to the start of or during the first one hundred and twenty (120) days of each Performance Period, the Committee, with input from the CEO, shall:
(a)establish the Threshold Value, Target Value and Stretch Value (if any) for each Participant or class of Participants (e.g., based on job title);
(b)designate the Bank and Individual Performance Measures that will apply to such Performance Period and the level of achievement necessary to qualify for each Value; and
(c)determine the weightings between Individual and Bank Performance Measures for each Participant or class of Participants.
7.3    Approval of Achievement of Performance Measures. Following the close of each Performance Period, or if earlier the applicable Vesting Date, and prior to payment of any amount to any Participant under this Plan, the Committee must approve which of the applicable Performance Measures have been achieved. Such approval shall be made in time to permit payments to be made as set forth in Section 9.
Achievement of the Performance Measures above Threshold but below Target, or above Target but below Stretch, shall be interpolated between the two levels and converted into numerical form to two hundredths.
Achievement of Performance Measures may be estimated periodically during the Performance Period but will not be deemed final until the Committee (or its delegate), in its sole discretion, has approved the calculation.

Exhibit 10.14
8.    Adjustments to Bank Performance.
8.1    Credit Risk Profile Deterioration. The Committee, in its sole discretion, has the ability to reduce the achievement of any Bank Performance Measures by up to 50% if the credit risk profile of FirstSun or the Bank deteriorates. The Committee will evaluate the credit profile by comparing FirstSun to a group of peers that as of the beginning of the Performance Period all have a ratio of “non-performing assets” to the summation of “total loans” plus “other real estate owned” (“NPA/Loans+OREO”), all of which are defined by regulatory reporting guidelines, of less than 2% (“Peer Group”). In the event that FirstSun’s NPA/Loans+OREO exceed 2% or the 75th percentile of this Peer Group at the end of the Performance Period, , or if earlier the applicable Vesting Date, as set forth in Section 6(b), the Committee, in its sole discretion, will determine the amount, if any, by which it will reduce achievement of Bank Performance Measures. The Committee shall designate the Peer Group and make such adjustments to the Peer Group as the Committee determines, in its sole discretion, is necessary or advisable from time to time (e.g., if a member of the Peer Group is acquired or otherwise ceases to exist).
8.2    Financial Performance Target Adjustments. While FirstSun has been pursuing organic growth as its primary strategy in recent years, the possibility remains that, during the Performance Period, there may be merger and acquisition activity or other similar corporate restructurings or other activities that do not result in a Change in Control. In this event, the financial metrics used to determine achievement of Bank Performance Measures could be impacted positively or negatively, and the Committee may make such equitable adjustments following the closing of such transaction to any Threshold, Target and Stretch performance levels used in determining achievement of Bank Performance Measures as it determines, in its sole discretion, are necessary or advisable to preserve the original intent of the Award and avoid material dilution or enlargement of an Award. All such adjustments shall be conclusive, final and binding for all purposes under the Plan.
9.    Award Payout.
9.1    Normal Payout Timing. Subject to Sections 9.2 and 9.3 below, payment of the Realized Value of a Participant’s Award (or portion thereof) that vests shall be made in cash, equity, or a combination of both cash and equity, in accordance with the Award Agreement. Any equity payment shall be made pursuant to an equity incentive plan of FirstSun, as in effect from time to time, subject to compliance with Code Section 409A. All payments shall be made or delivered to the Participant within forty-five (45) days after the applicable Vesting Date.
9.2    Deferral Election. Unless the Award Agreement specifically provides otherwise, a Participant who is eligible to participate in the Deferred Compensation Plan may elect to defer any payments made under this Plan pursuant to such Deferred Compensation Plan. Any deferral election and eventual payment of the deferred amount is subject to the terms and conditions of the Deferred Compensation Plan and Code Section 409A.
9.3    Other Permitted Delays. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise),
(a)    If the applicable Vesting Date is a Change in Control, the Board may choose, in its sole discretion and in accordance with Code Section 409A, to settle the Participant’s vested Awards on the same schedule and in the same proportions as FirstSun or its selling stockholders receive consideration for the sale of the assets or stock in connection with the Change in Control (including any delayed payment which is placed in escrow or otherwise held back), and

Exhibit 10.14
(b)    Unless otherwise permitted by Code Section 409A, if the Participant is a “specified employee” for purposes of Code Section 409A at the time of his or her termination as an Employee, no distribution or payment of any amount under this Plan that is triggered by such termination shall be made before the first (1st) day of the seventh (7th) month following such termination or, if earlier, the date of the Participant’s death. All settlements under this Plan that are delayed pursuant to this paragraph shall be paid on the first (1st) day of such seventh (7th) month and all remaining payments shall be paid at their originally scheduled time.
10.    Forfeiture/Clawback Events.
10.1    Termination of Employment/Violation of Award Terms. Notwithstanding any other Plan provision contained herein, the Participant’s Award (whether vested or unvested) shall be immediately forfeited if: (a) the Participant is no longer an Employee due to a termination for Cause; or (b) the Participant violates any of the material terms of his or her Award Agreement. If any portion of the Award has already been paid to the Participant (or his or her beneficiary), the Committee shall have the right to require the Participant to repay such amounts.
10.2    Confidentiality. As a condition to the granting and vesting of an Award, the Participant agrees to keep confidential all information and knowledge that the Participant has relating to the terms and conditions of the Award, except that which has been disclosed in any public filings required by law; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. Any violation of this condition will result in forfeiture of the entire Award and the obligation of the Participant to repay any amounts already settled under the Award.
10.3    Clawbacks. All payments under the Plan will be subject to clawback, recovery, or recoupment, as determined by the Committee, in its sole discretion, (a) as provided in FirstSun or the Bank’s Policy on Sound Executive Compensation and any other compensation clawback or forfeiture policy implemented by FirstSun or the Bank from time to time and applicable to all officers on substantially the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any applicable stock exchange, (b) as is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, federal banking law or other applicable law, (c) to the extent that the Committee determines that the Participant has been involved in the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, or that the Participant has willfully engaged in any activity injurious to FirstSun or the Bank, or the Participant’s termination as an Employee is for Cause, and/or (d) in instances of regulatory or capital issues and bad risk behavior (i.e., significant negative individual actions such as violations of risk policies).
11.    Plan Administration.
11.1    Administration. The Plan shall be administered by the Committee, which shall have the authority to: (a) construe and interpret the Plan and apply its provisions; (b) promulgate, amend and rescind rules and regulations relating to the administration of the Plan; (c) authorize any person to execute, on behalf of FirstSun, any instrument required to carry out the purposes of the Plan; (d) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to the Plan; (e) amend any Award; and (f) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan. The determinations of the Committee need not be uniform and any such determinations may be made selectively among Participants. All decisions made by the Committee

Exhibit 10.14
pursuant to the provisions of the Plan shall be final and binding on FirstSun, the Bank, the Participants and all other persons.
11.2    Chair, CEO, CFO and CAO Awards. To the extent that the Chair, the CEO, the CFO or the CAO has been granted Awards under the Plan, all decisions and determinations with respect to these respective Awards shall be made by the Board upon the recommendations of the Compensation Committee of the Board.
11.3    Delegation. The Committee may delegate (a) to the CEO the power to act on behalf of the Committee with respect to any Awards, other than Awards to an Executive Officer; and (b) to the Executive Officers, as applicable, the power to establish the Individual Performance Measures that shall apply to, and achievement of such Individual Performance Measures by, any Participant who is below such Executive Officer, provided such Participant is not an Executive Officer, in the organizational structure of FirstSun or the Bank (as applicable). The Committee will retain the sole authority to establish the Individual Performance Measures that shall apply to, and achievement of such Individual Performance Measures by, the CEO and any other Executive Officer.
11.4    Indemnification. No member of the Board or Committee, or any designee, shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan, except for any liability arising from his or her own willful malfeasance, gross negligence or reckless disregard of his or her duties.
12.    Amendment and Termination. The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to Awards previously granted hereunder, unless such changes are required by law; and provided, further, that no payment of benefits shall occur upon termination of the Plan unless the requirements of Code Section 409A have been met.
13.    Miscellaneous.
13.1    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue as an Employee or interfere in any way with the right of FirstSun, the Bank, or any subsidiary or affiliate to terminate the Participant’s employment or service at any time, with or without notice, and with or without Cause.
13.2    Other Benefits. Amounts paid under the Plan shall not be considered part of a Participant’s salary or compensation for purposes of determining or calculating other benefits under any other employee benefit plan or program of FirstSun or the Bank.
13.3    Tax Withholding. FirstSun and the Bank shall have the right to deduct from any amounts otherwise payable under the Plan or by FirstSun or the Bank any federal, state, local, or other applicable taxes required to be withheld and any other legally-authorized wage deductions; provided that, the Committee may provide, in its sole discretion, that tax withholding obligations in respect of an Award may be satisfied through the withholding of vested shares of FirstSun common stock to which the Participant is otherwise entitled under the Award or through other means acceptable to the Committee.

Exhibit 10.14
13.4    Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the State of Colorado, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).
13.5    Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, FirstSun and the Bank make no representation that the Plan complies with Code Section 409A and shall have no liability to any Participant for any failure to comply with Code Section 409A. Each Participant is fully responsible for any and all taxes or other amounts imposed by Code Section 409A. For purposes of Code Section 409A, any installment payments that become due hereunder shall be treated as separate payments. If any payment of nonqualified deferred compensation becomes payable as a result of a termination as an Employee, any payment timing shall be computed based on the date the Participant incurs a “separation from service” as defined in Treasury Regulations section 1.409A-1(h).
13.6    Unfunded Benefit. All amounts provided under the Plan shall be paid from the general assets of FirstSun or the Bank (as applicable) and no separate fund shall be established to secure payment, except in the case of equity to the extent set forth in the applicable equity incentive plan of FirstSun or the Bank, as in effect from time to time. To the extent that any person acquires a right to receive payment from FirstSun or the Bank under the Plan, such right shall be no greater than the right of any unsecured general creditor.
13.7    Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries to receive any amounts that become payable with respect to the Participant’s Awards in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the CEO and shall be effective only when filed by the Participant in writing with the CEO (or his or her designee) during the Participant’s lifetime. If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary shall be deemed to be the Participant’s estate.
13.8    No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to Section 13.7).
13.9    Expenses. The costs of administering the Plan shall be paid by FirstSun and the Bank, subject to such allocation as determined by the Board.
13.10    Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.
13.11    Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

Exhibit 10.14
APPENDIX A

DEFINED TERMS

“Award” means an unfunded, unsecured promise by FirstSun or the Bank to pay the Realized Value, calculated as described in Section 7 of this Plan and subject to the terms and conditions of this Plan. The value assigned to each Participant’s Award shall be calculated as described in Section 7.
“Award Agreement” means a written (electronic or paper) agreement between FirstSun or the Bank (as applicable) and a Participant that specifies the Threshold Value, Target Value and Stretch Value (as applicable) of the Participant’s Award and any additional terms as described in Section 5.
“Bank” means Sunflower Bank, N.A., a national banking association.
“Bank Performance Measures” means the performance goals selected for each Participant or class of Participants with respect to each Performance Period, the achievement of which shall be used to determine the amount of the Participant’s Realized Value for the Performance Period. The Bank Performance Measures may include any (tangible) earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share, each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on capital; return on (tangible) equity; and return on assets; each as may be defined by the Committee); “Texas ratio”; efficiency ratio; increase in revenue or fee revenues; mix of fee revenues; operating or net cash flows; cash flow return on investment; total stockholder return; market share; net operating income, (tangible) operating income or (tangible) net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; (tangible) book value; overhead; assets; asset quality level; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures; or any other objective approved by the Committee, in its sole discretion. The Performance Measures may be determined on a Bank or subsidiary-wide basis, with respect to one (1) or more business units, divisions, subsidiaries, or business segments, and in either absolute terms or relative to the performance of one (1) or more comparable companies or the performance of one or more relevant indices. The Committee may make appropriate adjustments in the method of calculating the attainment of Performance Measures for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally-accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally-accepted accounting principles; (vi) to exclude the dilutive effects of mergers, acquisitions or joint ventures; (vii) to assume that any business divested by FirstSun, the Bank or one of their subsidiaries achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (viii) to exclude the effects of stock-based compensation and the award of bonuses under FirstSun, the Bank, or any subsidiary bonus plans; (ix) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally-accepted accounting principles; (x) to exclude the goodwill and intangible asset impairment charges that are required to be

Exhibit 10.14
recorded under generally-accepted accounting principles; and (xi) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Committee retains the discretion to increase, reduce or eliminate the compensation or economic benefit due upon attainment of Performance Measures and to define the manner of calculating the Performance Measures it selects to use for such Performance Period.
“Board” means the Board of Directors of FirstSun.
“Cause” means: (a) falsification of any employment or other records of FirstSun, the Bank, or either of their affiliates; (b) negligent, reckless or knowing improper disclosure of the confidential or proprietary information of FirstSun, the Bank, or either of their affiliates; (c)    theft, dishonesty or any other similar action by the Participant which in each case has a material detrimental effect on the reputation or business of FirstSun, the Bank, or either of their affiliates; (d) willful misconduct or failure by the Participant to abide by the material policies of FirstSun, the Bank, or either of their affiliates (including, without limitation, policies relating to confidentially and reasonable workplace conduct) after written notice from FirstSun or the Bank to the Participant of, and a reasonable opportunity to cure, such misconduct or failure;
(e) the Participant’s failure or inability to perform any assigned duties after written notice from FirstSun or the Bank to the Participant of, and a reasonable opportunity to cure, such failure or inability, provided that such assigned duties are consistent with Participant’s position with FirstSun or the Bank; (f) the Participant’s conviction (including any plea of guilty or no contest) of any criminal act that impairs the Participant’s ability to perform his or her duties; (g) the Participant’s arrest for a felony involving violence or conviction of a crime involving fraud, deceit, or perjury; or (h) such other events as shall be determined in good faith by the CEO (except to the extent provided in Section 11.2). The CEO (or the Board as set forth in Section 11.2) shall have sole discretion to determine whether Cause exists and his or her determination shall be final and binding on FirstSun, the Bank, the Participant and all other interested persons.
“Chair” means the Executive Chairman of FirstSun or the Executive Chairman of the Bank, as applicable.
“Change in Control” means the first (and only the first) to occur of any transaction or series of transactions in which one or more independent third parties acquire (whether by merger, consolidation, sale, transfer or exchange):
(a)capital stock of FirstSun possessing the voting power to elect a majority of the directors serving on the board of directors of FirstSun,
(b)over fifty percent (50%) of the value of issued and outstanding shares of capital stock of FirstSun, or
(c)all or substantially all of the assets of FirstSun (determined on a consolidated basis);
provided, however, that a “Change of Control” must also qualify as a “change in the ownership or effective control” (within the meaning of Code Section 409A(a)(2)(A)(v)) of FirstSun, or a “change in the ownership of a substantial portion of the assets” (within the meaning of Code Section 409A(a)(2)(A)(v)) of FirstSun; and provided further, that a Change in Control will not include (i) a transaction in which the holders of the outstanding voting securities of FirstSun immediately prior to the transaction hold at least fifty percent (50%) of the outstanding voting securities of the successor company immediately after the

Exhibit 10.14
transaction; (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by FirstSun or any successor company, or indebtedness of FirstSun is cancelled or converted, or a combination thereof; (iii) a sale, lease, exchange or other transfer of all or substantially all of FirstSun’s assets to a majority-owned subsidiary company; or (iv) a transaction undertaken for the principal purpose of an internal reorganization.
“Chief Administrative Officer” (or “CAO”) means the CAO of FirstSun or the CAO of the Bank, as applicable.
“Chief Executive Officer” (or “CEO”) means the CEO of FirstSun or the CEO of the Bank, as applicable.
“Chief Financial Officer” (or “CFO”) means the CFO of FirstSun or the CFO of the Bank, as applicable.
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance issued thereunder.
“Committee” means the Compensation and Succession Committee of the Board, or such other committee as shall be appointed by the Board as provided in Section 11 to administer the Plan. The full Board may choose to retain the authority to act as the “Committee” with respect to certain Awards or with respect to certain powers, in which case references to the Committee shall be deemed to refer to the full Board.
“Deferred Compensation Plan” means the FirstSun Capital Bancorp Deferred Compensation Plan.
“Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of FirstSun or the Bank.
“Effective Date” means April 1, 2022, the effective date of the Plan.
“Eligible Employee” means a key management or highly compensated Employee who is designated by the Committee as eligible to participate in the Plan.
“Employee” means any person employed by FirstSun or the Bank, as evidenced by payroll records.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations and guidance issued thereunder.
“Executive Officer” shall mean an “officer” as such terms is defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.
“FirstSun” means FirstSun Capital Bancorp, a Delaware corporation.
“Grant Date” means the date as of which a Participant is granted an Award pursuant to the Plan, which shall be stated in the Award Agreement.

Exhibit 10.14
“Individual Performance Measures” means those measures established for a Participant pursuant to Section 7.
“Participant” means an Eligible FirstSun Employee or Eligible Bank Employee who has received an Award under the Plan. An Eligible FirstSun Employee or Eligible Bank Employee becomes a Participant upon such Eligible Employee’s acknowledgement, execution and delivery to FirstSun or the Bank of an Award Agreement and ceases being a Participant upon settlement of amounts due pursuant to his or her vested Award.
“Performance Period” means the period (generally three (3) fiscal years, unless otherwise specified by the Committee in the Award Agreement) over which the various factors used to determine the Realized Value of a Participant’s Award is measured.
“Performance Measures” means Individual Performance Measures or Bank Performance Measures, as applicable.
“Plan” means this FirstSun Capital Bancorp Long-Term Incentive Plan, as amended from time to time.
“Realized Value” is the amount of payout due under an Award based on the level of achievement of Performance Measures. Based on potential differences in the Individual and Bank Performance Measures selected for each Participant, the final Realized Value per Award may vary among Participants, even if the applicable Value is similar.
“Retirement” means the Participant ceases being an Employee after attaining age sixty (60), provided the Participant has provided the CEO (or the Board as described in Section 11.2) with at least twelve (12) months’ advance written notice of retirement (or a lesser period with the approval of the CEO (or the Board as described in Section 11.2)).
“Stretch Value” is defined in Section 7.
“Target Value” means the expected future value of the Award if Individual and Bank Performance Measures are achieved at target.
“Threshold Value” is defined in Section 7.
“Value” refers to Threshold Value, Target Value and Stretch Value, if any.